Exhibit 10.26
Mylan Laboratories Inc.
Arrangements for Director Compensation
In Effect as of May 21, 2007
In accordance with guidance provided by the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the “SEC”) in late November 2004, Mylan Laboratories Inc. (the “Company”) is providing a written description of the oral compensation arrangements that the Company currently has with its Board of Directors (“Board”), which the SEC may deem to be material definitive agreements with the directors.
Non-employee directors receive $50,000 per year in cash compensation for their service on the Board. In addition, Milan Puskar receives an additional $200,000 per year for his service as Chairman. Non-employee directors are also reimbursed for actual expenses relating to meeting attendance and, at the discretion of the full Board, are eligible to receive stock options or other awards under the Company’s 2003 Long-Term Incentive Plan. Directors who are also employees of the Company do not receive any consideration for their service on the Board.
In addition:
•	Non-employee directors (other than Mr. Puskar) receive fees for each Board meeting they attend (other than any Board meeting held primarily to consider board compensation matters). The fee is $1,500 for each meeting attended in person and $1,000 for each meeting attended by phone.
•	Non-employee directors receive fees for each Board Committee meeting they attend (other than: (i) Committee meetings held in conjunction with Board meetings; (ii) any Committee meetings held primarily to consider board compensation matters; and (iii) meetings of the Executive Committee). The fee is $750 for each meeting attended in person and $500 for each meeting attended by phone.

•	The Chairperson of the Audit Committee receives an additional fee of $10,000 per year.
•	The Chairpersons of the Compensation Committee, the Finance Committee, the Governance and Nominating Committee, and the Compliance Committee each receive an additional fee of $5,000 per year.